Exhibit 10.37†
CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (this “Agreement”) is hereby entered into by and between WestRock Company (the “Company”) and Jairo Lorenzatto (the “Executive”) (each, a “Party”), entered into as of March 9, 2022, but effective as of the 1st day of January, 2022.
WHEREAS, the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below);
WHEREAS, the Board believes that it is imperative to diminish the distraction of the Executive inherently present by virtue of the uncertainties and risks created by the circumstances surrounding a pending or threatened Change in Control and to ensure the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement; and
WHEREAS, in consideration for the benefits set forth in this Agreement, the Executive reaffirms his or her continued compliance with any covenants restricting the Executive’s ability to compete with the Company that the Executive is subject to under any agreement with the Company or any of its subsidiaries and that the compensation and benefits provided for hereunder are contingent on the Executive’s continued compliance with such covenants.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Certain Definitions.
(a)“Accrued Obligations” means (i) earned but unpaid salary, (ii) any earned but unpaid annual bonus for the most recently completed fiscal year preceding the Date of Termination, (iii) any vested employee benefits to which the Executive is entitled under any employee benefit or compensation plan or agreement of the Company or its subsidiaries and (iv) any incurred but unreimbursed business expenses which are reimbursable in accordance with the Company’s policies as in effect from time to time.
(b)“Annual Target Bonus” shall mean the annual target bonus the Executive is eligible to earn (assuming achievement of 100% of all applicable performance metrics or objectives) for the fiscal year in which the Date of Termination occurs (without regard to any reduction that would constitute Good Reason).
(c)“Bonus Amount” means the greater of (i) the Annual Target Bonus and (ii) the average of the annual bonuses paid or payable to the Executive in respect of the three fiscal years immediately preceding the Date of Termination, whether such bonuses were paid in cash or equity, or, if the Executive has not been employed for three full fiscal years, the average of the annualized annual bonuses paid or payable to the Executive for the number of fiscal years immediately preceding the Date of Termination that he or she has been employed, whether such bonuses were paid in cash or equity.
(d)“Cause” means (i) the Executive’s conviction or plea of nolo contendere of a felony, (ii) the Executive’s material and continued disregard or failure to perform the substantive elements of his or her responsibilities and duties as an employee of the Company or its successor, (iii) willful misconduct by the Executive in the performance of his or her duties as an employee of the Company or its successor, (iv) the Executive’s material violation of the Company’s or its successor’s Code of Conduct or other material employee policy, (v) the Executive’s misappropriation or embezzlement of any funds or property of the Company or its successor, commitment of fraud with respect to the Company or its successor, or engagement in any act or acts of dishonesty relating to the Executive’s employment with the Company or its successor, or (vi) through willful misconduct, personal dishonesty or gross negligence, the Executive engages in an act or course of conduct that causes substantial injury to the Company or its successor; provided that, any condition or conditions, as applicable, referenced in clauses (ii) through (vi) of the foregoing shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to the Executive of such condition(s) claimed to constitute Cause, and (y) the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof. The determination of whether such condition(s) claimed to constitute Cause has been remedied shall be made by the Board in its reasonable, good faith discretion.
(e)“Change in Control” shall be deemed to have occurred at such time as
(i)any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company; provided however, that the following shall not constitute a Change in Control under this clause (i): (x) acquisitions directly from the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate and (y) any transaction that does not constitute a Change in Control under clause (iv) solely by reason of the proviso in clause (iv) below;
(ii)during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board (the “Incumbent Directors”) cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of a new director was approved by a vote of at least two-thirds of the Incumbent Directors (in which case, such new director shall be considered to be an Incumbent Director, unless such director’s assumption of office occurs as a result of, or in connection with, any actual or threatened proxy contest);
(iii)any dissolution or liquidation of the Company or any sale or the disposition of all or substantially all of the assets or business of the Company; or
(iv)the consummation of any reorganization, merger, consolidation or share exchange in which the Company is a constituent corporation or to which it is otherwise a party; provided, however, that any such transaction shall not constitute a Change in Control if (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction, (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction and (C) at least a majority of the members of the board of directors of the successor or survivor corporation were directors of the Company; provided further, that the determinations under clauses (A) and (B) of the foregoing shall be made excluding any outstanding shares of common stock of the successor or survivor corporation that such persons hold immediately following the consummation of such transaction as a result of their ownership prior to such consummation of securities of any corporation or other entity involved in or forming part of such transaction other than the Company.
For purposes of clause (iv) of the definition of “Change in Control”, references to “the successor or surviving corporation” mean (1) if the Company or its successor by way of merger is a wholly owned subsidiary of another corporation whose common stock is registered under Section 12(b) of the 1934 Act, such other corporation, and (2) otherwise, the Company or its successor by way of merger.
(f)“Change in Control Date” shall be the date the first Change in Control following the date hereof occurs.
(g)“Change in Control Period” is the period commencing on the Change in Control Date and ending on the second anniversary of the Change in Control Date; provided that, if an event constituting Good Reason has occurred during the foregoing two-year period, the Change in Control Period shall be extended and end on the applicable Good Reason End Date, if later.
(h)“Code” means the Internal Revenue Code of 1986, including current and future guidance and regulations interpreting such provisions.
(i)“Date of Termination” means the date on which the Executive experiences a Qualifying Termination; provided that, solely to the extent necessary to comply with Section 409A of the Code, the Date of Termination shall be the date the Executive experiences a “separation from service” (as defined in Section 409A of the Code) from the Company.
(j)“Good Reason” means the occurrence of one or more of the following without the Executive’s written consent: (i) the Executive’s duties or responsibilities are materially reduced or diminished from those that the Executive had immediately prior to the Change in Control Date, (ii) the Executive is transferred to a permanent work location that is greater than 45 miles from his or her work location immediately prior to the Change in Control Date, (iii) the Executive’s annual base salary or target bonus amount is reduced, (iv) a material element of the Executive’s compensation is eliminated or the Executive’s participation in such element of compensation is materially reduced from substantially the same basis as existed immediately before the Change in Control Date, (v) the Executive’s participation in the same or substantially similar retirement or welfare plans as existed immediately before the Change in Control Date is eliminated or materially reduced, other than for across-the- board eliminations or reductions of such benefits for all similarly-placed employees, (vi) any other material benefit of employment that the Executive received immediately prior to the Change in Control Date is eliminated or materially reduced, other than for across- the-board eliminations or reductions of such benefits for all similarly-placed employees, or (vii) any other occurrence (without duplication) that constitutes “Good Reason” under any other individual agreement between the Executive and the Company or any of its affiliates. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason, and the specific prong in the preceding sentence on which the Executive relied; provided that such notice must be delivered to the Company no later than 60 days after the occurrence of the event or events constituting Good Reason and the Company must be provided with at least 30 days following the delivery of such notice to cure such event or events. If such event or events are cured during such period, then the Executive will not be permitted to terminate employment for Good Reason as the result of such event or events (such date, the “Good Reason End Date”). If the Company does not cure or dispute in writing such event or events in such period, the termination of employment by the Executive for Good Reason shall be effective on the 30th day following the date when the written notice is given, unless the Company elects to treat such termination as effective as of an earlier date.
(k)“Severance Plan” means the Company’s Executive Severance Plan, as amended from time to time.
2.Obligations of the Company upon Termination.
(a)Termination Without Cause or for Good Reason. If, during the Change in Control Period, the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his or her employment for Good Reason (each, a “Qualifying Termination”), in each case, the Executive shall receive the following severance compensation and benefits:

(i)Subject to Section 9(b), the Company shall pay to the Executive a lump-sum cash payment on the 60th day following the Date of Termination:
A.the product of (x) one and one-half (1.5) and (y) the sum of (i) the Executive’s annual base salary immediately prior to the Date of Termination (without regard to any reduction that would constitute Good Reason) and (ii) the Annual Target Bonus; and
B.the product of (x) the Bonus Amount and (y) a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year in which the Date of Termination occurs through, and including, the Date of Termination and the denominator of which is 365.
(ii)If the Executive or his or her eligible dependents have coverage under the group health benefits offered by the Company or any of its subsidiaries as of immediately prior to the Date of Termination, the Executive and his or her eligible dependents will be eligible to continue to participate in such benefits during the 12-month period following the Date of Termination (the “Benefits Continuation Period”) at the rate then applicable to similarly-situated active employees. Notwithstanding the foregoing, if during any portion of the Benefits Continuation Period, the Executive or his or her eligible dependents are no longer eligible to participate in such group health benefit plans due to the terms of such group health benefit plans, including terms imposed by insurers associated with such group health benefit plans or applicable law, the Company will pay or reimburse the Executive for its portion of the premium it was paying immediately prior to such loss of eligibility for the remainder of the Benefits Continuation Period. Notwithstanding anything to the contrary herein, the benefits described in this Section 2(a)(ii) will cease if and to the extent the Executive becomes eligible for similar benefits by reason of new employment.
(iii)The Company will pay for reasonable outplacement assistance through a vendor chosen by the Company for a period of one year following the Date of Termination.
(iv)All outstanding equity or other long-term incentive awards held by the Executive as of immediately prior to the Date of Termination that were granted to the Executive prior to the Change in Control Date, or on or following the Change in Control Date in substitution for, or as an assumption of, awards granted to the Executive prior to the Change in Control Date shall become fully vested as of the Date of Termination. Any such outstanding awards that are performance-based shall become vested under this Section 2(a)(iv) at the greater of (A) the target level of performance and (B) the average level of performance (based on actual results) of the Company and its affiliates for the applicable performance metrics over the three long-term incentive plan years immediately preceding the Change in Control Date.
(v)The Accrued Obligations as of the Date of Termination. The Accrued Obligations shall be paid to the Executive in a lump-sum cash payment within 60 days of the Date of Termination or in such other form or within such other period required pursuant to the applicable plan or agreement.
As a condition precedent to any Company obligation to the Executive pursuant to this Section 2(a) (other than the Accrued Obligations), the Executive shall provide the Company with a valid, executed general release agreement substantially in the form attached hereto as Exhibit A (the “Release”), and such Release shall have become effective and irrevocable on or prior to the date that is 60 days following the Date of Termination.
(b)Other Terminations. If the Executive’s employment is terminated for any reason (other than as described in Section 2(a)), the Company’s sole obligation under this Agreement shall be to pay to the Executive (or the Executive’s legal representatives) the Accrued Obligations as of the Date of Termination. The Accrued Obligations shall be paid to the Executive (or the Executive’s estate or beneficiary, as applicable) in a lump-sum cash payment within 60 days of the Date of Termination or in such other form or within such other period required pursuant to the applicable plan or agreement.

3.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option, restricted stock unit, performance-based restricted stock unit or other agreements with the Company or any of its subsidiaries. Notwithstanding the foregoing, to the extent there is any discrepancy between the severance benefits that may be payable pursuant to Section 2(a) and the terms of any other plan, policy agreement or arrangement to which the Executive is a party or participate (including, without limitation, the Severance Plan or any equity award grant letter), the terms of this Agreement shall control and in the event that the Executive is entitled to severance payments or benefits under any other plan policy or arrangement maintained by the Company or any of its affiliates, the Executive shall be entitled to receive the greater of the aggregate severance payments or benefits provided under (i) such other plan, policy agreement or arrangement and (ii) this Agreement. For the avoidance of doubt, the compensation and benefits provided under this Agreement shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement.
4.No Mitigation. Upon a Change in Control, other than as provided in Section 2(a), the obligations of the Company to pay or provide the severance payments and benefits as required by this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Other than as provided in Section 2(a)(ii), no payment or benefit provided for in this Agreement will be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
5.Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising hereunder or related hereto shall be governed by, and for all purposes construed in accordance with, the laws of the State of Georgia, without regard to the principles or rules of conflict of laws thereof. Unless the Parties agree otherwise, any legal action, suit or proceeding against either Party arising out of or in connection with this Agreement or disputes relating hereto shall be brought exclusively in the United States District Court for the Northern District of Georgia or, if such court does not have subject matter jurisdiction, then such legal dispute will be brought in the Superior Court of Fulton County in Atlanta, Georgia. The Parties hereby consent and agree to submit to the jurisdiction of the State of Georgia for purposes of enforcing this Agreement. Each Party hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
6.Section 280G.
(a)Notwithstanding any other provision of the Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G of the Code) and any portion of the severance payments or benefits under this Agreement or other payments and benefits the Executive is entitled to receive, has received or would receive in connection with a “change in ownership or control” (within the meaning of Section 280G of the Code) (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), then the Payments shall be either (i) reduced so that the aggregate present value of the Payments will be one dollar less than the amount that would subject the Payments to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full (assuming all other requirements for such payment are met), whichever produces the greater net after-tax amount for such Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable tax).
(b)If the determination made pursuant to this Section 6 results in a reduction of the Payments, the Company shall promptly give the Executive notice of such determination. Such reduction shall be first applied to reduce any cash payments and shall thereafter be applied to reduce noncash payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination; provided that, in no event may the Payments be reduced in a manner that would result in subjecting the Executive to additional taxation or penalties under Section 409A of the Code.

(c)All determinations under this Section 6 shall be made by a nationally recognized firm that specializes in, or is a nationally recognized certified public accounting firm that has a unit that specializes in, determinations under Section 280G of the Code selected by the Company (the “Designated Firm”), whose determinations shall be conclusive and binding. In making any such determinations, the Designated Firm shall conduct a “reasonable compensation” analysis under Section 280G of the Code, including a valuation of any applicable restrictive covenants, and the Company and the Executive shall cooperate in good faith in connection with such valuation. All such determinations by the Designated Firm shall be at the Company’s expense.
(d)As a result of the uncertainty in the application of Section 280G of the Code, it is possible that payments or benefits will have been paid or provided to or for the Executive’s benefit which should not have been so paid or provided (each, an “Overpayment”) or that additional payments or benefits which will have not been paid or provided to or for the Executive’s benefit could have been so paid or provided (each, an “Underpayment”). In the event that the Designated Firm, based upon the assertion of a deficiency by the U.S. Internal Revenue Service that the Designated Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or provided shall be repaid by the Executive together with interest at the applicable U.S. Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax or generate a refund of such taxes. In the event that the Designated Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid or provided to the Executive together with interest at the applicable U.S. Federal rate provided for in Section 7872(f)(2)(A) of the Code.
7.Restrictive Covenants. In consideration for the benefits set forth in this Agreement, the Executive acknowledges and agrees to continue to comply, in accordance with their terms, with any covenants restricting the Executive’s ability to compete with the Company that the Executive is subject to under any agreement with the Company or any of its subsidiaries, including any agreement that is entered into between the Executive and the Company or any of its subsidiaries after the date hereof and prior to the Change in Control Date, and, other than the Accrued Obligations, the payment or provision of the payments and benefits provided for in this Agreement shall be contingent on the Executive’s continued compliance with such covenants.
8.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
9.Miscellaneous.
(a)The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
(b)This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A of the Code and should be interpreted accordingly. For purposes of Section 409A of the Code, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement, if any amount payable pursuant to this Agreement constitutes a deferral of compensation subject to Section 409A of the Code, and if such amount is payable as a result of the Executive’s “separation from service” at such time as the Executive is a “specified employee” (within the meaning of those terms as defined in Section 409A of the Code), then no payment shall be made, except as permitted under Section 409A of the Code, prior to the first business day after the date that is six months after the Executive’s separation from service. Furthermore, to the extent necessary to comply with Section 409A of the Code, any amount payable hereunder that constitutes a deferral of compensation subject to Section 409A of the Code will not be paid prior to the earliest date that is permitted in accordance with the schedule set forth in the Severance Plan, any other severance plan sponsored by the Company or its subsidiaries or any other agreement or arrangement between the Executive and the Company or any of its subsidiaries which provide for severance payments or benefits upon a “separation from service,” in each case, as in effect and as applicable to the Executive on the Change in Control Date.
(c)To the extent required to avoid any accelerated taxation or penalties under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursements (and in-kind benefits provided) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. Notwithstanding anything to the contrary in this Agreement, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement and any other Company plan, program, policy, agreement or arrangement the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive (including any taxes and penalties under Section 409A of the Company), and neither the Company nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.
(d)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Company, to WestRock Company,[ ], Attn: General Counsel; and if to the Executive, to his or her address appearing on the books of the Company, or to his or her residence, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(e)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.
(h)The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will”, and may be terminated by either the Executive or the Company at any time, with or without cause, and with or without prior notice. The Executive acknowledges that this Agreement does not constitute a contract of continued employment for any specified term, or a contract of any type for any benefits or rights of employment, until the Change in Control Date, and that upon a termination of the Executive’s employment prior to the Change in Control Date, there shall be no further rights under this Agreement.
(i)This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, the Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits the Executive from (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”), (ii) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 9(h), to the extent permitted by Section 21F, (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.
10.Counterparts. This Agreement may be executed in counterparts, and all of such counterparts (including an electronic signature process, facsimile or PDF), when separate counterparts have been executed by the Parties hereto, shall be deemed to be one and the same agreement.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set forth above.

[Signature Page Follows]

COMPANY:
WESTROCK COMPANY

By: /s/ Vicki L. Lostetter     Name: Vicki L. Lostetter
Title: Chief Human Resources Officer

EXECUTIVE:

By: /s/ Jairo Lorenzatto

[Signature Page to Change in Control Severance Agreement]

EXHIBIT A

RELEASE
This release (this “Release”) is being delivered to WestRock Company pursuant to Section 2(a) of the Change in Control Severance Agreement (the “CIC Severance Agreement”) by undersigned employee. For purposes of this Release, the “Company” will include WestRock Company and each of its direct and indirect subsidiaries. Capitalized terms not defined herein shall have the meanings specified in the CIC Severance Agreement. The undersigned hereby agree as follows:
In return for the potential severance compensation and benefits described in the CIC Severance Agreement, I hereby release the Company and its predecessors, successors and assigns, and their respective officers, directors, employees and agents, from any and all claims, demands, debts, liabilities, damages, costs (including attorneys’ fees) and obligations of any kind in my favor (known or unknown) which arise out of my employment with or the separation of my employment with the Company, occurring up to and including the date that I execute and release this Release. This includes, but is not limited to, claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; 42 U.S.C. §§ 1981 and 1983; the Fair Labor Standards Act of 1938; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the United States Constitution; and other federal, state, or local laws including, but not limited to, claims for whistle- blowing, claims for retaliation, discrimination or harassment based on age, race, color, national origin, sex, religion, marital or veteran status, citizenship, disability or any other unlawful criteria, wages, breach of express or implied contract, wrongful discharge, economic or personal injury, injury to privacy or reputation, emotional distress or any other type of injury.
This Release does not purport to limit any right I may have to file a charge under Title VII, ADEA, ADA, 42 USC Section 1981, or any other civil rights statute, regulation, or ordinance, or to participate in an investigation or proceeding conducted by the EEOC or other anti-discrimination agency; however, I hereby acknowledge and agree to release and waive any right to recover damages (whether direct or indirect) under Title VII, ADEA, ADA, 42 USC Section 1981 and other civil rights statutes, regulations, and ordinances for any claims released herein.
Further, nothing in this Release or in any other agreement or Company policy prohibits or restricts me from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.
This Release does not apply to claims, if any, for which releases are prohibited by applicable law. I understand that the Company and its agents expressly deny that they have any liability to me, and neither the CIC Severance Agreement nor this Release will be construed as an admission of any such liability. I acknowledge that I have been advised to consult with an attorney before signing this Release.
I acknowledge that this Release releases unknown claims, as well as claims of which I am aware, and I hereby waive and release any rights or benefits that I might otherwise have under any federal, state or local laws that would otherwise preserve, or prevent the release of, unknown claims, to the full extent that such rights and benefits may be waived.
I knowingly and voluntarily accept the terms of this Release as set forth above. I understand that I have the right to revoke my waiver of any ADEA claims during the seven days following the date that I sign this Release, and that this Release (including my rights to receive payments under the CIC Severance Agreement) will not go into effect or be enforceable until this seven day period expires. In the event that I elect to revoke, I understand that I must do so in writing prior to the expiration of the seven day period, to WestRock Company, ATTN General Counsel, . Notwithstanding anything contained in the CIC Severance Agreement or this Release to the contrary, I understand and acknowledge that any payments to be made pursuant to the CIC Severance Agreement will not be made until after this Release becomes effective.
IN WITNESS WHEREOF, the parties have duly executed this Release as of the date set forth below.

EMPLOYEE
By:      Name:      Date:

ACKNOWLEDGED: WESTROCK COMPANY
By:      Name:      Title:          Date: